Exhibit 99-B.8.21

                   THIRD AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement made and entered into in April, 1996, and as amended on September 3, 1996, and May 1, 1998, by and among MFS Variable Insurance Trust, Aetna Insurance Company of America and Massachusetts Financial Services Company, the parties do hereby amend Article V, Section 5.4 to read as follows:

      5.4 MFS will quarterly reimburse the Company for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Policy owners of shares of the Portfolios in the Trust, equal to 0.25% per annum of the aggregate net assets of the Trust attributable to such Policy owners. In no event shall such fee be paid by the Trust, its shareholders or by the Policy owners.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on July 1, 1999.


                                  AETNA INSURANCE COMPANY OF AMERICA
                                  By its authorized officer,

                                  By:    /s/ Laurie M. LeBlanc
                                         ------------------------------------
                                  Title: Laurie M. LeBlanc
                                         Pursuant to Delegation of Authority
                                         dated August 12, 1998


                                  MFS VARIABLE INSURANCE TRUST,
                                  on behalf of the Portfolios
                                  By its authorized officer,

                                  By:    /s/ Jeffrey L. Shames
                                         -------------------------------------
                                         Jeffrey L. Shames
                                         Chairman


                                  MASSACHUSETTS FINANCIAL SERVICES
                                  COMPANY
                                  By its authorized officer,

                                  By:    /s/ Jeffrey L. Shames
                                         -------------------------------------
                                         Jeffrey L. Shames
                                         Chairman and Chief Executive Officer